Exhibit 99.1
News Release

Contact:	W. Michael Madden Senior Vice President & CFO (615) 872-4800
KIRKLAND’S REPORTS THIRD QUARTER RESULTS
Highlights:
•	Comparable store sales increase 11.3%

•	Reports EPS of $0.27 versus loss of $0.07 a year ago

•	Total sales increased 7.6% despite 30 fewer stores from a year ago

•	Raises guidance assumptions for fiscal 2009
NASHVILLE, Tenn. (November 20, 2009) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported financial results for the 13-week and 39-week periods ended October 31, 2009.
Net sales for the 13-week period ended October 31, 2009, increased 7.6% to $92.4 million compared with $85.9 million for the 13-week period ended November 1, 2008. Comparable store sales for the third quarter of fiscal 2009 increased 11.3% compared with an increase of 1.2% in the prior year period. Comparable store sales in off-mall stores increased 11.2% for the quarter, and comparable store sales in mall stores increased 11.7%. The Company opened 7 stores and closed 2 stores during the quarter to end the period with 296 stores.
Net sales for the 39-week period ended October 31, 2009, increased 2.2% to $263.4 million compared with $257.6 million for the 39-week period ended November 1, 2008. Comparable store sales for the 39 weeks ended October 31, 2009 increased 7.6% compared with an increase of 2.7% in the prior year period. Comparable store sales in off-mall stores increased 7.3% for the period, and comparable store sales in mall stores increased 8.4%. The Company opened 15 stores and closed 18 stores during the 39-week period.
The Company reported net income of $5.6 million, or $0.27 per diluted share, for the 13-week period ended October 31, 2009, compared with a net loss of $1.5 million, or $0.07 per diluted share, for the 13-week period ended November 1, 2008. For the 39-week period, the Company reported net income of $12.5 million, or $0.62 per diluted share, compared with a net loss of $5.7 million, or $0.29 per diluted share in the prior-year period.
As discussed in previous quarters, over the course of fiscal 2009 the Company has been reversing the valuation allowance established in prior years against its deferred tax assets. The Company believes that presenting adjusted net income and earnings per share for its 2009 periods to reflect more normalized tax rates is instrumental in judging the Company’s performance for future periods when the Company is expected to incur a higher effective tax rate. Excluding adjustments to the valuation allowance for deferred tax assets and the recognition in the current period of certain income tax credits related to prior
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2501 McGavock Pike, Suite 1000 ▪ Nashville, Tennessee 37214 ▪ (615) 872-4800

KIRK Reports Third Quarter Results

November 20, 2009
periods, adjusted net income was $4.6 million, or $0.23 per diluted share (adjusted), for the 13-week period, and $9.9 million, or $0.49 per diluted share (adjusted), for the 39-week period.
Robert Alderson, Kirkland’s President and Chief Executive Officer, said, “This was an exceptional quarter for Kirkland’s. The execution of our merchandise and store operating plans yielded strong sales and margin improvement due to improved conversion and reduced markdown activity. Our inventory has remained on-plan, clean, and fresh with an increasing percentage of new and replenished items, contributing to increased traffic throughout the quarter. The strong sell-through of our seasonal merchandise also complemented the year-long momentum in our core merchandise categories.
“Our operating performance through the first three quarters provides greater confidence in our outlook for the fourth quarter. New store openings are in place for the quarter, and inventory is well positioned for the holiday selling season. However, the deteriorating unemployment situation and its potential impact on consumer spending remains a concern despite the supposed end to the 2008-2009 recession. The fourth quarter is always our most important quarter of the year. We have planned for the tougher comparisons from a year ago that start in mid-December and supplemented our offerings to respond to expected challenges. With earnings through the first three quarters already exceeding full year fiscal 2008 earnings, we are well on our way to a record year for Kirkland’s.”
Mr. Alderson continued, “As we look ahead to fiscal 2010, our plan is to return to net store growth and a more normalized number of annual store closings. We plan to open 30 to 40 new stores and close 15 to 20 stores. However, year-over-year sales comparisons from this ramp-up in growth will be somewhat muted until 2011 due to the impact of net sales lost from store closings during fiscal 2009 and the timing of 2010 new store openings. We will continue to focus on achieving incremental gains in operating results from our key item merchandise strategy, merchandise productivity, higher sales volumes and lower operating costs in off-mall locations, continued occupancy cost reductions from renegotiating existing leases, operating expense control, and continued leverage of our distribution infrastructure.
“With the completion of the reversal of our valuation allowance on deferred tax assets during fiscal 2009, we expect to incur an effective tax rate of 39.5% in fiscal 2010 versus approximately 26.1% in fiscal 2009, which will impact year-over-year earnings comparisons in fiscal 2010. We expect to again generate positive cash flow in 2010 while fully funding all store growth and other capital needs from operations.”
Fiscal 2009 Outlook Raised
Based on the Company’s continued strong performance, the Company has revised its assumptions for several key metrics as noted below. These assumptions discount the likelihood of a return to the severe economic conditions of last fall, but do consider continued adverse trends in unemployment rates, job creation, and housing recovery that could negatively impact the holiday selling season.

Store Base:	The Company started fiscal 2009 with 299 stores compared with 335 stores a year ago. For fiscal 2009, the store base is expected to average approximately 30 stores less per quarter than the comparable quarters of fiscal 2008. In accordance with the Company’s plan to reposition its store base, closings from natural lease expirations are expected to be approximately 35 stores. New store openings are expected to be 18 stores in fiscal 2009.

Net Sales:	Full year sales are expected to be slightly above fiscal 2008.
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KIRK Reports Third Quarter Results

November 20, 2009

Margins:	Full year merchandise and operating margins are expected to be significantly above fiscal 2008 levels with fiscal 2009 operating margin expected to be in the very high single-digit range, approaching 10%. The margin assumptions are based upon the lack of a heavy promotional environment and a comparable store sales increase in the fourth quarter of approximately 3% to 5%.

Earnings:	Full year pre-tax earnings, which will continue to be the most relevant measurement of business performance in fiscal 2009, are expected to be significantly above the $10.1 million in pre-tax earnings achieved in fiscal 2008. The magnitude of the improvement will be largely determined by the comparable sales growth and margin trends in the fourth quarter. The Company’s income tax rate will remain difficult to model in fiscal 2009 due to the remaining valuation allowance on deferred tax assets and the accounting rules that govern the timing of any changes to the amount of the valuation allowance. Our current expectation is for a full year effective tax rate of approximately 26.1%.

Cash Flow:	The Company expects to generate positive cash flow for the year with no borrowings expected on its revolving line of credit. Through the first three quarters of fiscal 2009, the Company has generated $8.3 million in cash flow from operations and raised its cash balance from $2.0 million at November 1, 2008, to $37.0 million as of October 31, 2009. Fiscal 2009 capital expenditures are estimated to range between $10 and $12 million, primarily to fund new store construction and information technology projects. Through the first three quarters of fiscal 2009, capital expenditures have totaled $8.0 million. We expect to continue to fund all capital investments through cash generated from operations.
Investor Conference Call and Web Simulcast
Kirkland’s will host a conference call today, at 11:00 a.m. ET to discuss its results of operations for the third quarter of fiscal 2009. The number to call for this interactive teleconference is (212) 231-2921. A replay of the conference call will be available through November 27, 2009, by dialing (402) 977-9140 and entering the confirmation number, 21440712.
The live broadcast of Kirkland’s quarterly conference call will be available online at the Company’s website, www.kirklands.com, or at http://www.videonewswire.com/event.asp?id=63578 on November 27, 2009, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue for one year.
Reconciliation of non-GAAP information
This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). The non-GAAP measures are “adjusted net income” and “adjusted earnings per share” and are equal to net income, and earnings per share excluding adjustments to the Company’s valuation allowance for deferred tax assets and certain income tax credits related to prior periods. Management uses these measures to focus on on-going operations, and believes that it is useful to investors because it enables them to perform more meaningful comparisons of past, present and future operating results. The Company believes that using this information, along with the corresponding GAAP measures, provides for a more complete analysis of the results of operations by quarter. Net income and earnings per share are the most directly comparable GAAP measures. Below is a reconciliation of the non-GAAP measures to their most comparable GAAP measures:
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KIRK Reports Third Quarter Results

November 20, 2009
Reconciliation of Non-GAAP Financial Information

	13 Weeks Ended		39 Weeks Ended
	October	November	October 31,	November
(dollars in thousands, except per share amounts)	31, 2009	1, 2008	2009	1, 2008
Net income
Net income in accordance with GAAP	$5,570	($1,471)	$12,492	($5,717)
Adjustments to the valuation allowance for deferred tax assets and certain income tax credits related to prior periods	($954)	$618	($2,562)	$2,258

Adjusted net income	$4,616	($853)	$9,930	($3,459)

Diluted earnings per share
Diluted EPS in accordance with GAAP	$0.27	($0.07)	$0.62	($0.29)
Adjustments to the valuation allowance for deferred tax assets and certain income tax credits related to prior periods	($0.04)	$0.03	($0.13)	$0.11

Adjusted diluted earnings per share	$0.23	($0.04)	$0.49	($0.18)

Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States.  Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 298 stores in 32 states.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 20, 2009. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.
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KIRK Reports Third Quarter Results

November 20, 2009
KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share amounts)

	13 Weeks Ended	13 Weeks Ended
	October 31,	November 1,
	2009	2008
Net sales	$92,389	$85,878
Cost of sales	54,247	57,253

Gross profit	38,142	28,625

Operating expenses:
Other operating expenses	26,968	25,461
Depreciation and amortization	3,531	4,685

Operating income (loss)	7,643	(1,521)

Interest expense	43	34
Interest income	—	(16)
Other income	(50)	45

Income (loss) before income taxes	7,650	(1,584)
Income tax provision	2,080	(113)

Net income (loss)	$5,570	$(1,471)

Earnings (loss) per share:
Basic	$0.28	$(0.07)

Diluted	$0.27	$(0.07)

Shares used to calculate earnings (loss) per share:
Basic	19,708	19,634

Diluted	20,333	19,634

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KIRK Reports Third Quarter Results

November 20, 2009
KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share amounts)

	39 Weeks Ended	39 Weeks Ended
	October 31,	November 1,
	2009	2008
Net sales	$263,397	$257,639
Cost of sales	159,512	174,237

Gross profit	103,885	83,402

Operating expenses:
Other operating expenses	76,421	75,644
Depreciation and amortization	11,017	13,840

Operating income (loss)	16,447	(6,082)

Interest expense	111	93
Interest income	—	(63)
Other income	(184)	(291)

Income (loss) before income taxes	16,520	(5,821)
Income tax provision	4,028	(104)

Net income (loss)	$12,492	$(5,717)

Earnings (loss) per share:
Basic	$0.63	$(0.29)

Diluted	$0.62	$(0.29)

Shares used to calculate earnings (loss) per share:
Basic	19,684	19,621

Diluted	20,181	19,621

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KIRK Reports Third Quarter Results

November 20, 2009
KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in thousands)

	October 31, 2009	January 31, 2009	November 1, 2008
ASSETS

Current assets:
Cash and cash equivalents	$37,017	$36,445	$2,020
Inventories, net	53,701	38,686	58,773
Prepaid expenses and other current assets	10,143	6,191	5,645

Total current assets	100,861	81,322	66,438

Property and equipment, net	38,505	41,826	46,726
Other assets	3,604	3,616	827

Total assets	$142,970	$126,764	$113,991

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable	$24,899	$13,501	$21,826
Accrued expenses and other	22,619	30,330	22,197

Total current liabilities	47,518	43,831	44,023

Deferred rent	26,590	27,534	30,075
Other long-term liabilities	2,891	3,048	2,715

Total liabilities	76,999	74,413	76,813

Net shareholders’ equity	65,971	52,351	37,178

Total liabilities and shareholders’ equity	$142,970	$126,764	$113,991

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KIRK Reports Third Quarter Results

November 20, 2009
KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	39 Week Period Ended
	October 31, 2009	November 1, 2008
Net cash provided by (used in):
Operating activities	$8,332	$(5,442)
Investing activities	(7,946)	1,573
Financing activities	186	69

Cash and cash equivalents:
Net increase (decrease)	$572	$(3,800)
Beginning of period	36,445	5,820

End of period	$37,017	$2,020

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